                                                   Registration No. 333-________

    As filed with the Securities and Exchange Commission on December 30, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

     DELAWARE                                                     11-2578230
(State of Incorporation)                                      (IRS Employer
                                                           Identification No.)

                              400 RABRO DRIVE EAST
                            HAUPPAUGE, NEW YORK 11788
                    (Address of Principal Executive Offices)
                                ----------------

                     VISTA RESOURCES, INC. STOCK OPTION PLAN

                              VISTA RESOURCES, INC.
                             1992 STOCK OPTION PLAN

                             FUQUA ENTERPRISES, INC.
                          1995 LONG-TERM INCENTIVE PLAN

                             FUQUA ENTERPRISES, INC.
                  1995 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
                            (Full Title of the Plans)
                                ----------------

Richard S. Kolodny                                     Copies to:
Vice-President, General Counsel                        Robert S. Reder, Esq.
  and Secretary                                        Milbank, Tweed, Hadley
Graham-Field Health Products, Inc.                       & McCloy
400 Rabro Drive East                                   1 Chase Manhattan Plaza
Hauppauge, New York  11788                             New York, New York  10005
(516) 582-5900                                         (212) 530-5000


(Name, Address and Telephone
Number of Agent for Service)

                                ----------------

                         CALCULATION OF REGISTRATION FEE
============================================================================================
                                         Proposed        Proposed Maximum
Title of Securities  Amount to be    Maximum Offering   Aggregate Offering      Amount of
to be Registered     Registered(1)  Price Per Share(2)        Price         Registration Fee
============================================================================================
 Common Stock,
(par value $.025
 per share)          1,094,940          $15.3125          $16,766,268.75       $4,946.05
============================================================================================

(1) Pursuant to Rule 457(h)(1) of the Securities and Exchange Commission under the Securities Act of 1933, the amount of the registration fee has been computed with respect to the maximum number of shares issuable in substitution for shares of common stock, par value $2.50, of Fuqua Enterprises, Inc. ("Fuqua"), upon the exercise of options previously granted under the stock option plans of Fuqua which were assumed by Graham-Field Health Products, Inc. (the "Registrant") in accordance with the terms of an Agreement and Plan of Merger dated as of September 5, 1997 as amended as of September 29, 1997 by and among the Registrant, GFHP Acquisition Corp., a wholly-owned subsidiary of the Registrant, and Fuqua.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices reported on the New York Stock Exchange Composite Transactions Tape on December 26, 1997.

PART I

ITEM 1. PLAN INFORMATION

            This Registration Statement relates to the registration of 1,199,940 shares of Common Stock, $.025 par value per share, of Graham-Field Health Products, Inc. (the "Registrant") to be issued in substitution for shares of Fuqua Enterprises, Inc. ("Fuqua") upon the exercise of options previously granted under the Vista Resources, Inc. Stock Option Plan, the 1992 Vista Resources, Inc. Stock Option Plan, the Fuqua 1995 Long-Term Incentive Plan and the Fuqua 1995 Stock Option Plan For Outside Directors (collectively, the "Plans") which were assumed by the Registrant in accordance with the terms of an Agreement and Plan of Merger dated as of September 5, 1997, as amended as of September 29, 1997 by and among the Registrant, GFHP Acquisition Corp., a wholly-owned subsidiary of the Registrant and Fuqua. Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission" or the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

            The Registrant will, upon written or oral request, provide without charge to any person to whom the prospectus relating to this Registration Statement is delivered, a copy of any and all of the information which has been incorporated by reference in such prospectus and this Registration Statement (pursuant to Item 3 of Part II below). Such requests should be directed to the Secretary, Graham-Field Health Products, Inc., 400 Rabro Drive East, Hauppauge, New York 11788 (telephone: 516-582-5900).

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

            The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:

            (a) The Registrant's Current Report on Form 10-K for the fiscal year ended on December 31, 1996, as amended by Form 10-K-A-3 dated December 23, 1997.

            (b) The Registrant's (i) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, as amended by Form 10-Q/A dated July 9, 1997; (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997; (iii) Current Report on Form 8-K dated as of March 12, 1997, as amended by Form 8-K/A dated May 12, 1997 (Date of Event: February 28, 1997); (iv) Current Report on Form 8-K dated as of March 20, 1997, as amended by Form 8-K/A dated May 19, 1997 (Date of Event: March 7, 1997); (v) Current Report on Form 8-K dated as of May 14, 1997 (Date of Event: May 1, 1997); (vi) Current Report on Form 8-K dated as of June 25, 1997 (Date of Event: June 25, 1997); (vii) Current Report on Form 8-K dated as of July 17, 1997 (Date of Event: July 17, 1997);
(viii)  Current Report on Form 8-K dated as of September 2, 1997 (Date of Event:
August 28, 1997); and (ix) Current Report on Form 8-K dated as of September 11, 1997 (Date of Event: September 5, 1997).

            (c) The authorized capital stock of the Registrant currently consists of 60,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Registrant's Board (the "Board") has the authority, without action by the stockholders, to issue shares of Preferred Stock in one or more series and, within certain limitations, to determine the dividend rights, dividend rate, rights and terms of redemption, liquidation preferences, sinking fund terms, conversion and voting rights of any series of Preferred Stock, the number of shares constituting any such series, the designation thereof and price therefore. The Board has reserved 300,000 shares of Series A Junior Participating Preferred Stock for issuance upon the exercise of rights granted under its stockholder rights plan.

            Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Registrant and to receive dividends when, as and if declared by the Board from funds legally available therefor. Upon liquidation of the Registrant, holders of Common Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Registrant and priority payments to any senior class of capital stock. Holders of Common Stock do not have cumulative voting rights or preemptive, subscription, redemption or conversion rights.

            The  Delaware  General  Corporate  Law  ("DGCL"),  the  Registrant's
Restated  Certificate  of  Incorporation,   as  amended  (the  "Charter"),   the
Registrant's Bylaws (the

"Bylaws") and the Rights Agreement dated as if September 3, 1996, contain provisions that could discourage or make more difficult a change of control of the Registrant. Such provisions are designed to protect the stockholders of the Registrant against coercive, unfair or inadequate tender offers and other abusive takeover tactics and to encourage any person contemplating a business combination with the Registrant to negotiate with the Board for the fair and equitable treatment of all stockholders of the Registrant. Such provisions of the Charter and the Bylaws include (i) the classification of the Board into three classes elected to three-year terms on a staggered basis, (ii) the requirement that stockholder action be taken only at an annual meeting of stockholders or a special meeting of stockholders, which may be called only by the Chief Executive Officer of the Registrant or by resolution of the Board, and the prohibition of the taking of stockholder action by written consent, (iii) the requirement that advance notice of stockholder nominations of directors and of stockholder proposals for consideration at meetings of stockholders be given in the manner provided for in the Bylaws, (iv) the provision that directors may be removed only for cause and only with the approval of at least 50% of the voting power of the then outstanding shares of capital stock of the Registrant entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class, and (v) the provision that the stockholder vote required to alter, amend or repeal the foregoing provisions, or to adopt any provision inconsistent therewith, is 80% of the voting power of the Voting Stock, voting together as a single class.

            Section 203 of the DGCL prohibits generally a public Delaware corporation, including the Registrant, from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a period of three years after the date of the transaction in which an Interested Stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such Interested Stockholder became such, either such Business Combination or such transaction; (ii) upon consummation of such transaction, such Interested Stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares); or (iii) such Business Combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder). A "Business Combination" includes (i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an Interested Stockholder, (ii) certain transactions resulting in the issuance or transfer to an Interested Stockholder of any stock of such corporation or its subsidiaries and (iii) other transactions resulting in a disproportionate financial benefit to an Interested Stockholder. An "Interested Stockholder" is a person who, together with its affiliates and associates, owns (or within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors.

            (d) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and/or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

            Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

            Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Section 145 of the DGCL, inter alia, generally empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expense (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

            Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

            The Registrant's Charter provides that, to the fullest extent permitted by Delaware law, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duties as a director. The effect of these provisions is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent conduct). This provision does not exonerate the directors from liability under Federal securities laws nor does it limit the availability of non-monetary relief in any action or proceeding against a director. In addition, the Charter provides that the Registrant shall, to the fullest extent permitted by Delaware Law, indemnify its officers and directors against liabilities, cost and expenses as provided by Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or others pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.

ITEM 8. LIST OF EXHIBITS

      4.1 Vista Resources, Inc. Stock Option Plan. (Incorporated by reference to Exhibit 10(c) of Vista Resources, Inc.'s Current Report on Form 10-K for the fiscal year ended on December 31, 1989.)

      4.2 1992 Vista Resources, Inc. Stock Option Plan. (Incorporated by reference to Exhibit 28 of Vista Resources, Inc.'s Registration Statement on Form S-8, as amended (Commission File No. 33-54164), filed under the Securities Act of 1933, as amended, with the Commission on November 4, 1992.)

      4.3 Fuqua Enterprises, Inc.'s 1995 Long-Term Incentive Plan. (Incorporated by reference to Exhibit A of Fuqua Enterprises, Inc.'s Proxy Statement on Schedule 14-A dated April 15, 1996, filed under the Securities Exchange Act of 1934, as amended.)

      4.4 Fuqua Enterprises, Inc.'s 1995 Stock Option Plan For Outside Directors. (Incorporated by reference to Exhibit B of Fuqua Enterprises, Inc.'s Proxy Statement on Schedule 14-A dated April 15, 1996, filed under the Securities Exchange Act of 1934.)

      5 Opinion of Milbank, Tweed, Hadley & McCloy as to the legality of the Common Stock registered hereby.

      23.1 Consent of Milbank, Tweed, Hadley & McCloy (contained in the opinion included as Exhibit 5).

      23.2  Consent of Ernst & Young LLP.

      24    Powers of Attorney (included on signature pages).

ITEM 9. UNDERTAKINGS

            The undersigned Registrant hereby undertakes:

            1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material  information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

            2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unallocated at the termination of the Plan;

            4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



            Pursuant to the requirements of the Securities Act of 1933, GRAHAM-FIELD HEALTH PRODUCTS, INC. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on this 30th day of December, 1997.



                                    GRAHAM-FIELD HEALTH PRODUCTS, INC.



                                    By:  /s/ Irwin Selinger
                                      --------------------------
                                       Irwin Selinger
                                       Chairman of the Board and
                                         Chief Executive Officer



            Each person whose individual signature appears below hereby makes, constitutes and appoints Irwin Selinger to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, including any and all post-effective amendments.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                 Title                        Date


/s/ Irwin Selinger                Chairman of the Board
_________________________         and Chief Executive          December 30, 1997
Irwin Selinger                    Officer and Director
                                  (Principal Executive
                                  Officer)


/s/ Gary M. Jacobs                Vice President/Finance
_________________________         and Chief Financial          December 30, 1997
Gary M. Jacobs                    Officer (Principal
                                  Financial and Accounting
                                  Officer)


/s/ David P. Delaney, Jr.         Director                     December 30, 1997
_________________________
David P. Delaney, Jr.

/s/ Andrew A. Giordano            Director                     December 30, 1997
_________________________
Andrew A. Giordano

/s/ Peter Handal                  Director                     December 30, 1997
_________________________
Peter Handal

/s/ Bevil J. Hogg                 Director                     December 30, 1997
_________________________
Bevil J. Hogg

/s/ Dr. Harold Lazarus            Director                     December 30, 1997
_________________________
Dr. Harold Lazarus


/s/ Steven D. Levkoff             Director                     December 30, 1997
_________________________
Steven D. Levkoff


/s/ Louis A. Lubrano              Director                     December 30, 1997
_________________________
Louis A. Lubrano

/s/ Donald Press                  Director                     December 30, 1997
_________________________
Donald Press


/s/ Rodney F. Price               Director                     December 30, 1997
_________________________
Rodney F. Price

                                  EXHIBIT INDEX



Exhibit
  No.               Document


4.1 Vista Resources, Inc. Stock Option Plan. (Incorporated by reference to Exhibit 10(c) of Vista Resources, Inc's Current Report on Form 10-K for the fiscal year ended on December 31, 1989.)

4.2 1992 Vista Resources, Inc. Stock Option Plan. (Incorporated by reference to Exhibit 28 of Vista Resources, Inc.'s Registration Statement on Form S-8, as amended (Commission File No. 33-54164), filed under the Securities Act of 1933, as amended, with the Commission on November 4, 1992.)

4.3                 Fuqua Enterprises, Inc.'s 1995 Long-Term Incentive Plan.
                    (Incorporated by reference to Exhibit A of Fuqua Enterprises, Inc's Proxy Statement on Schedule 14-A dated April 15, 1996, filed under the Securities Exchange Act of 1934, as amended.)

4.3 Fuqua Enterprises, Inc.'s 1995 Stock Option Plan For Outside Directors. (Incorporated by reference to Exhibit B of Fuqua Enterprises, Inc's Proxy Statement on Schedule 14-A dated April 15, 1996, filed under the Securities Exchange Act of 1934.)

5 Opinion of Milbank, Tweed, Hadley & McCloy as to the legality of the Common Stock registered hereby.

23.1 Consent of Milbank, Tweed, Hadley & McCloy (contained in the opinion included as Exhibit 5).

23.2                Consent of Ernst & Young LLP.

24                  Powers of Attorney (included on signature pages).